Exhibit 10.1

LOAN AND SECURITY AGREEMENT

BY AND AMONG

WELLS FARGO PREFERRED CAPITAL, INC.

AND

SOUTHERN MANAGEMENT CORPORATION

AND ITS SUBSIDIARIES AND AFFILIATES

LISTED HEREIN AS BORROWERS

TABLE OF CONTENTS

		Page
ARTICLE 1 DEFINITIONS		1

Section 1.1	Certain Definitions	1
Section 1.2	Rules of Construction	10

ARTICLE 2 THE REVOLVING CREDIT FACILITY		11

Section 2.1	The Loan	11
Section 2.2	The Note	11
Section 2.3	Method of Payment	12
Section 2.4	Extension and Adjustment of Termination Date	12
Section 2.5	Use of Proceeds	12
Section 2.6	Interest	12
Section 2.7	Advances	13
Section 2.8	Prepayment	13
Section 2.9	Fees	14
Section 2.10	Existing Indebtedness	12

ARTICLE 3 SECURITY		15

Section 3.1	Security Interest	15
Section 3.2	Financing Statements	15
Section 3.3	Documents to be Delivered to WFPC	15
Section 3.4	Collections	16
Section 3.5	Additional Rights of WFPC; Power of Attorney	16
Section 3.6	Additional Collateral Provisions	17

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		18

Section 4.1	Representations and Warranties as to Receivables	18
Section 4.2	Organization and Good Standing	19
Section 4.3	Perfection of Security Interest	19
Section 4.4	No Violations	19
Section 4.5	Power and Authority	19
Section 4.6	Validity of Agreements	19
Section 4.7	Litigation	20
Section 4.8	Compliance	20
Section 4.9	Accuracy of Information; Full Disclosure	20
Section 4.10	Taxes	21
Section 4.11	Indebtedness	21
Section 4.12	Investments	21
Section 4.13	ERISA	21
Section 4.14	Hazardous Wastes, Substances and Petroleum Products	21
Section 4.15	Solvency	21
Section 4.16	Business Location	22
Section 4.17	Capital Stock	22
Section 4.18	No Extension of Credit for Securities	22
Section 4.19	Southern Financial Management, Inc.	22
Section 4.20	Covington Credit of Louisiana, Inc.	22

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LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is made as of the 10th day of December, 2007, by and among SOUTHERN MANAGEMENT CORPORATION, a corporation organized under the laws of the State of South Carolina with its chief executive office at 101 N. Main Street, Suite 400, Greenville, South Carolina 29601 (“Borrower Agent”), and the Persons listed on Schedule I attached hereto (collectively, the “Borrowers” and each individually is referred to as a “Borrower”), and WELLS FARGO PREFERRED CAPITAL, INC. (“WFPC”), an Iowa corporation with its principal office located at 800 Walnut Street, Des Moines, Iowa 50309.

BACKGROUND

Borrowers have requested and WFPC has agreed to make available to Borrowers a secured revolving credit facility in the initial amount of the Maximum Principal Amount, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. The terms defined in this Section 1.1, whenever used and capitalized in this Agreement shall, unless the context otherwise requires, have the respective meanings herein specified.

“Acknowledgment and Waiver Agreements” shall mean the acknowledgment and waiver agreements, in form and substance acceptable to WFPC, executed and delivered to WFPC by landlords, warehousemen or other Persons in possession of any Collateral or at whose premises any Collateral is located in substantially the form of Exhibit K.

“Adjusted Tangible Net Worth” means for the applicable period an amount equal to (a) Tangible Net Worth minus (b) Borrower’s aggregate Receivables more than 180 days contractually delinquent, minus (c) the amount by which the then minimum allowance for loan losses under Section 6.4(c) exceeds actual allowance for loan losses as reported on the most recent financial statements provided to WFPC.

“Advance” means each advance of the Loan made to Borrowers pursuant to Section 2.1 hereof.

“Advance Rate” shall mean 85%; provided such amount shall be adjusted on a monthly basis on the first Business Day of each calendar month commencing on January 2, 2008, to a percentage, based upon the Collateral Performance Indicator, as of the end of each month then most recently ended for which monthly reports have been delivered pursuant to Section 6.2:

Collateral Performance Indicator	Advance Rate

< 32%	85% (initial adv rate)
32.1% - 34.0%	84%
34.1% - 36.0%	83%
36.1% - 38.0%	82%
38.1% - 40%	81%
40.1% - 42%	Advances cease

“Affiliate” means (i) any Person who or entity which directly or indirectly owns, controls or holds 10.0% or more of the outstanding beneficial interest in a Borrower; (ii) any entity of which 10.0% or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by a Borrower; (iii) any entity which directly or indirectly is under common control with a Borrower; (iv) any officer, director, partner or employee of a Borrower or any Affiliate; or (v) any immediate family member of any Person who is an Affiliate. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Loan and Security Agreement and all exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time.

“Annual Compliance Certificate” means the certificate in substantially the form of Exhibit J attached hereto and made part hereof to be submitted by Borrowers to WFPC in accordance with Section 6.2 hereof.

“Availability Statement” means the certificate in substantially the form of Exhibit B attached hereto and made part hereof to be submitted by Borrowers to WFPC in accordance with the provisions of Section 2.1 and Section 3.3 hereof.

“Bankruptcy Code” means the United States Bankruptcy Code as now constituted or hereafter amended and any similar statute or law affecting the rights of debtors.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Case.

“Base Rate” means for any date of determination the LIBOR Rate for such date.

“Books and Records” means, to the extent they exist, all of Borrowers’ original ledger cards, payment schedules, credit applications, contracts, lien and security instruments, guarantees relating in any way to the Collateral and other books and records or transcribed information of any type, whether expressed in electronic form in tapes, discs, tabulating runs, programs and similar materials now or hereafter in existence relating to the Collateral.

“Borrower Agent” has the meaning assigned to that term in the initial paragraph of this Agreement.

“Borrowers’ Loan Account” has the meaning assigned to that term in Section 2.1 of this Agreement.

“Borrowing Base” means, as of the date of determination, an amount equal to (a) the

Advance Rate multiplied by (b) the aggregate balance of outstanding Eligible Receivables.

“Business Day” means any day except a Saturday, Sunday or other day on which national banks are authorized by law to close including, without limitation, United States federal government holidays.

“Capital Base” means the sum of Borrowers’ Adjusted Tangible Net Worth plus Subordinated Debt.

“Chapter 11 Case” means the Chapter 11 cases, jointly administered at case no. 03-13183 (PJW) et al, of Borrowers and Debtor Affiliates pursuant to the voluntary petitions for reorganization under the Bankruptcy Code with the Bankruptcy Court.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations with respect thereto in effect from time to time.

“Collateral” means any and all rights and interests in or to Property of Borrowers, whether now owned or hereafter created or acquired, pledged from time to time as security for the Obligations, which shall specifically include, without limitation, all of the following with respect to each Borrower:

(a) All now owned and hereafter acquired, created, or arising Accounts and Receivables;

(b) All now owned or hereafter acquired Inventory and other Goods of every nature and kind, wherever located; and all accessions, additions, attachments, improvements, substitutions and replacements thereto and thereafter;

(c) All now owned and hereafter acquired, created or arising General Intangibles of every nature, kind and description, including, without limitation, customer lists, choses in action, claims, books, records, goodwill, patents and patent applications, copyrights, trademarks, tradenames, service marks, tradestyles, trademark applications, trade secrets, contracts, contract rights, royalties, licenses, franchises, deposits, license, franchise and royalty agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies including without limitation, credit insurance and key man life insurance policies, and computer information, software, records and data;

(d) All now owned and hereafter acquired Equipment wherever located, and all replacements, parts, accessions, substitutions and additions thereto;

(e) All now owned or hereafter acquired Fixtures, wherever located;

(f) All now owned and hereafter acquired, created or arising Chattel Paper, Instruments and Documents (including bills of lading, warehouse receipts and other documents of title) of every nature, kind and description;

(g) All now owned and hereafter acquired, created or arising Supporting Obligations and Letter-of-Credit Rights of every nature, kind and description;

(h) All now existing and hereafter acquired or arising deposit accounts, reserves and credit balances of every nature, wherever located, and all documents and records associated therewith;

(i) All Property, now or hereafter in the possession of WFPC;

(j) All now owned or hereafter acquired Investment Property of every kind;

(k) All of now owned or hereafter acquired or created instruments, chattel paper, documents (including bills of lading, warehouse receipts and other documents of title), guarantees, letters of credit, rights of rescission, stoppage in transit, replevin, and reclamation, and returned, reclaimed and repossessed goods; and

(l) The accessions to, and substitutions for an all replacements, products and Proceeds (including, without limitation, insurance proceeds and insurance premiums), whether cash or non-cash, of all of the foregoing Property and interests in Property.

Notwithstanding the foregoing, and solely with respect to the grant of liens and security interests hereunder, the term “Collateral” shall not include (i) any lease, license or contract to which a Borrower is a party or any of such Borrower’s rights thereunder, if and for so long as the grant of such security interest shall constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license or contract (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law including the Bankruptcy Code, or principles of equity); provided, however, that, upon the termination or lapse of any such provision with respect to any such lease, license or contract, such Borrower shall, automatically and without the necessity of any further action on the part of such Borrower or any other Person, be deemed to have granted to WFPC a security interest in and Lien upon all of such Borrower’s right, title and interest in and to any such lease, license or contract and the same shall constitute Collateral hereunder, all as if such provision had never been effective, (ii) any asset to the extent such a grant would be prohibited by or result in a breach or termination of the terms of any documentation relating to such asset, or (iii) any real property or any interests therein; and provided further that nothing in this sentence shall limit or restrict the assignment or grant of a security interest by any Borrower in any cash or non-cash Proceeds of any such lease, license or contract.

“Collateral Performance Indicator” means as of the end of each calendar month period the sum of (i) (a) the monthly average of Receivables greater than 30 days contractually past due as of the last three calendar months, divided by (b) total Receivables and (ii) (a) net charge-offs for the six (6) month period ending on such date, divided by (b) average net Receivables outstanding during such six (6) month period, in each case determined on an annualized basis.

“Collections” means payment of principal, interest and fees on Receivables, the cash and non-cash proceeds realized from the enforcement of such Receivables and any security therefor, or the Collateral, proceeds of credit, group life or non-filing insurance, or proceeds of insurance on any real or personal property which is part of the collateral for the Receivables.

“Commitment” means the maximum principal amount which WFPC has agreed may be loaned to Borrowers as of such date, jointly and severally, pursuant to Article 2 hereof, being, on the date hereof, the Maximum Principal Amount as of such date.

“Confirmation Order” means that certain order entered by the Bankruptcy Court on April 3, 2007 confirming the Reorganization Plan.

“Consumer Finance Laws” means all applicable laws and regulations, federal, state and local, relating to the extension of consumer credit, and the creation of a security interest in personal property or a mortgage in real property in connection therewith, as the case may be, and laws with respect to protection of consumers’ interests in connection with such transactions, including without limitation, any usury laws, the Federal Consumer Credit Protection Act, the Federal Fair Credit Reporting Act, RESPA, the Magnuson-Moss Warranty Act, the Federal Trade Commission’s Rules and Regulations and Regulations B and Z of the Federal Reserve Board, as any of the foregoing may be amended from time to time.

“Consumer Purpose Loans” means loans to one or more individuals the proceeds of which are used for personal, household or family use.

“Credit Documents” means this Agreement, the Note, the Guaranties, the Subordination Agreement(s), the Custodian Agreement(s) and any and all additional documents, instruments, agreements and other writings executed and delivered pursuant to or in connection with this Agreement.

“Custodian Agreement” means that certain Custodian Agreement dated of even date herewith by and among WFPC, Borrowers, and an individual custodian, substantially in the form of Exhibit C attached hereto and made part hereof, as the same may be amended, modified, restated or extended from time to time.

“Debt” means, as of the date of determination, all outstanding obligations (i) in respect of borrowed money (including, without limitation, the Loans made by WFPC hereunder, and the Subordinated Debt), (ii) representing the unpaid and deferred purchase price for property and services (other than accounts payable in the ordinary course of business), and (iii) as lessees under leases which have been or should be, in accordance with GAAP, recorded as capital leases.

“Debtor Affiliates” means those Affiliates listed on Schedule II attached hereto and made part hereof.

“Default” means an event, condition or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“EBITDA Ratio” means for the applicable period the ratio of (a) an amount equal to (i) Borrowers’ earnings before payments of interest, taxes, depreciation and amortization for the twelve month period ending on the date of determination, minus (ii) the increase in 180 day contractually delinquent accounts during the most recent 12 month period, minus (iii) the amount by which the then minimum allowance for loan losses under Section 6.4(c) exceeds Borrowers’ actual allowance for loan losses as reported on the most recent financial statements provided to WFPC, to (b) interest expense during such twelve month period in accordance with GAAP principles pursuant to Section 6.4 of this Agreement.

“Effective Date” has the meaning set forth in Section 10.9 hereof.

“Eligible Receivables” means, as of the date of determination, Receivables (net of unearned interest, fees, insurance premiums (to the extent recorded), commissions, and bulk purchase reserves) which conform to the warranties set forth in Section 4.1 hereof, in which WFPC has a validly perfected first priority Lien, and which are not any of the following: (i) Receivables for which a payment is more than 60 days past due on a contractual basis; (ii) Receivables subject to litigation, foreclosure, repossession or bankruptcy proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code (other than Restructured Receivables); (iii) Receivables from officers, employees or shareholders of any Borrower or any Affiliate; (iv) Receivables which have been deferred or extended more than once during any rolling 12 month period (for the sake of clarity, this subsection (iv) does not include renewals in the ordinary course of business); (v) Interest Only Accounts; (vi) Real Estate Related Accounts; (vii) Receivables arising from deficiency balance accounts; (viii) Receivables that are not in compliance with Borrowers’ underwriting guidelines; (ix) Receivables which include a balloon payment at maturity and (x) Receivables which, in WFPC’s Permitted Discretion, do not constitute acceptable collateral.

“Environmental Control Statutes” means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.

“EPA” means the United States Environmental Protection Agency, or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, all amendments thereto, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to refer to any successor sections.

“Event of Default” has the meaning assigned to that term in Article 8 of this Agreement.

“GAAP” means generally accepted accounting principles applied on a consistent basis, in accordance with the Statement of Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles in the Independent Auditor’s Report” (SAS 69) or superseding pronouncements, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or in such other statements by such other entity as WFPC may reasonably approve, which are applicable in the circumstances as of the date in question. The requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, or, in the event of a material change in any accounting principle from that observed in any previous period (i) financial reports covering preceding periods during the term of this Agreement are restated to reflect such change and provide a consistent basis for comparison among periods and (ii) the financial covenants set forth in Section 6.4 shall be adjusted as mutually agreed among WFPC and Borrowers to reflect similar performance standards as those measured by the existing covenants using the previously observed accounting principles.

“Guarantor” means such Person or Persons executing a Guaranty from time to time.

“Guaranty” means individually, and “Guaranties” means collectively, the Guaranty Agreements substantially in the form of Exhibit D attached hereto and made part hereof, as the same may be amended, modified, restated or extended from time to time.

“Hazardous Substance” means any toxic, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance, including without limitation petroleum and items defined in Environmental Control Statutes as “hazardous substances,” “hazardous wastes,” “pollutants” or “contaminants.”

“Implementation Order” means that certain order relating to this Agreement and related matters attached hereto as Exhibit L.

“Intangible Assets” means all assets of any Person which would be classified in accordance with GAAP as intangible assets, including without limitation (a) all franchises, licenses, permits, patents, applications, copyrights, trademarks, trade names, goodwill, experimental or organization expenses and other like intangibles, and (b) unamortized debt discount and expense and unamortized stock discount and expense.

“Interest-Only Accounts” means those Receivables on which collections are applied entirely to interest and expense charges, with no portion thereof being required to reduce the principal balance on the loan prior to the stated maturity of such accounts.

“LIBOR Rate” means the one-month London Interbank Offered Rate for any day as found in the Wall Street Journal, Interactive Edition, or any successor edition or publication.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including without limitation any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan” means the aggregate principal amount advanced by WFPC to Borrowers pursuant to Section 2.1 of this Agreement, together with interest accrued thereon and fees and costs incurred in connection therewith.

“Loan Availability” means the amount available for Advances under this Agreement on any date as determined in accordance with the Availability Statement submitted to WFPC on such date in accordance with Section 3.3.

“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by Borrowers or any of them.

“Material Adverse Effect” means any material adverse effect on the business, operations or financial condition of Borrowers, taken as a whole.

“Maturity Date” means December 10, 2010, as such date may be extended from time to time in accordance with the provisions of Section 2.4 of this Agreement

“Maximum Principal Amount” means $65,000,000; provided, however, such amount shall be increased to $75,000,000 on December 1, 2009 so long as on such date no Default or Event of Default exists.

“Note” means the promissory note to this Agreement of Borrowers in favor of WFPC in substantially the form of Exhibit E attached hereto and made part hereof, evidencing the joint and several obligation of Borrowers to repay the Loan, and any and all amendments, renewals, replacements or substitutions therefor.

“Obligations” means each and every liability and obligation of every type and description which Borrowers may now or at any time hereafter owe to WFPC (whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving WFPC alone or in a transaction involving other creditors of Borrowers, or any of them, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several), and including specifically, but not limited to, all indebtedness of Borrowers arising under this Agreement, the Note or any other loan or credit agreement between or among a Borrower or Borrowers and WFPC, whether now in effect or hereafter entered into and including, without limitation, all Loans.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment (from the perspective of a secured asset-based lender).

“Permitted Liens” means the following Liens, whether presently existing or created hereafter: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable or which are being contested in good faith; (b) workers’, mechanics’, suppliers’, carriers’, warehousemens’ or other similar Liens arising in the ordinary course of business or being contested in good faith; (c) Liens arising in connection with leases and subleases; (d) landlord’s liens arising by operation of law; (f) purchase money Liens on assets acquired by Borrowers or their Subsidiaries; (g) deposits of pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance, social security or other forms of governmental insurance benefits, (ii) the performance of bids, lenders, leases, contracts and statutory obligations, or (iii) obligations on surety, appeal or performance bonds; (h) easements, zoning restrictions, licenses, covenants and other similar encumbrances on real property and minor irregularities in title thereto; (i) liens in favor of collecting banks; (j) the title of a lessor or sublessor under any leased property; and (k) liens with respect to capital lease obligations.

“Permitted Tax Distributions” shall mean distributions from any Borrower to its parent company (the “Parent”) which are used to pay federal, state and local income taxes and franchise taxes of such Parent (to the extent relating to the Parent’s interest in Borrower’s and their Subsidiaries) and on behalf of Borrowers and their Subsidiaries.

“Person” means all natural persons, corporations, limited partnerships, general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and federal and state governments and agencies or regulatory authorities and political subdivisions thereof, or any other entity.

“Plan” means any employee benefit plan subject to the provisions of Title IV of ERISA which is maintained in whole or in part for employees of Borrowers or any Affiliate of Borrowers.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Estate Related Accounts” means Receivables arising from loans (a) the proceeds of which are used to purchase or improve real property; or (b) collateralized or secured by an interest in real property; and shall include without limitation home equity accounts.

“Receivables” means all lien, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing loans made, and/or time sale transactions acquired, by a Borrower.

“Reorganization Plan” means the Second Amended Joint Consolidated Plan of Reorganization of The Thaxton Group, Inc. and its Affiliate Debtors and Debtors-in-Possession Proposed by The Thaxton Group, Inc. and its Affiliate Debtors and The Official Committee of Unsecured Creditors, dated December 29, 2006, as amended by the Confirmation Order and filed by with the Bankruptcy Court.

“Reportable Event” has the meaning assigned to that term in Section 4.13 of this Agreement.

“Request for Advance” means the certificate in the form of Exhibit A attached hereto and made part hereof to be delivered by Borrowers to WFPC as a condition of each Advance pursuant to Section 2.7 hereof.

“Restricted Payments” means payments by Borrowers, or any of them, which constitute (a) redemptions, repurchases, dividends or distributions of any kind with respect to a Borrower’s capital stock or any warrants, rights or options to purchase or otherwise acquire any shares of a Borrower’s capital stock, (b) payments of principal or interest on Subordinated Debt, or (c) distributions to creditors under the Reorganization Plan.

“Restructured Receivables” means a Receivable that otherwise meets the definition of an Eligible Receivable except that it is either: (a) a Receivable for which a Borrower has received at least one payment under a payment plan approved by a bankruptcy court or (b) an account debtor has restructured its obligations owing to a Borrower, and such Borrower has received at least one payment under the restructured terms.

“Schedule of Receivables and Assignment” means a schedule in the form of Exhibit F attached hereto and made part hereof to be submitted by Borrowers to WFPC pursuant to Section 2.1 and Section 3.3 hereof, describing the Receivables assigned and pledged to WFPC, for the benefit of WFPC, on the date hereof and thereafter for the period to which such schedule relates and confirming the assignment and pledge of such Receivables.

“Senior Debt” means all Debt of Borrowers, or any of them, not expressed to be subordinated or junior to any other Debt of Borrowers, or any of them.

“Senior Debt to Capital Base Ratio” means the ratio of Senior Debt to Capital Base.

“Subordinated Debt” means any indebtedness of Borrowers for borrowed money and which shall contain provisions subordinating the payment of such indebtedness and the liens and security interests securing such indebtedness if any, to Senior Debt, in form, substance and extent acceptable to WFPC, in its Permitted Discretion, and which Subordinated Debt is subject to a fully executed Subordination Agreement.

“Subordination Agreement” means, individually, and “Subordination Agreements” means, collectively, the Subordination Agreements substantially in the form of Exhibit G attached hereto and made part hereof, as the same may be amended, modified, restated or extended from time to time.

“Subsidiary” of any entity means any corporation of which such entity directly or indirectly owns or controls at least a majority of the outstanding stock having general voting power. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Tangible Net Worth” means an amount equal to the aggregate owner’s equity of Borrowers minus, to the extent not already excluded or eliminated in consolidation, (a) the cost of treasury shares, (b) the aggregate amount of Intangible Assets, and (c) investments in and loans to any Subsidiary or Affiliate or to any shareholder, director or employee of Borrowers or Affiliate of Borrowers.

“Termination Date” means the earlier of (a) the Maturity Date; or (b) the date on which the Commitment is terminated and the Loan becomes due and payable pursuant to Section 9.1.

“WFPC” means Wells Fargo Preferred Capital, Inc., an Iowa corporation, and its respective successors and assigns.

Section 1.2 Rules of Construction.

(a) Accounting Term. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement shall be defined in accordance with GAAP.

(b) Uniform Commercial Code. Except as otherwise provided herein, terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the Uniform Commercial Code, including without limitation, “Accounts”, “Commercial Tort Claims”, “Documents”, “Instruments”, “General Intangibles”, “Goods”, “Chattel Paper”, “Letter of Credit Rights”, “Inventory”, “Equipment”, “Fixtures”, “Supporting Obligations”, “Deposit Accounts”, and “Investment Property”, shall have the respective meanings described to such terms in the Uniform Commercial Code as in effect in the State of Iowa from time to time.

ARTICLE 2

THE REVOLVING CREDIT FACILITY

Section 2.1 The Loan. Until the Termination Date and subject to the terms and conditions of this Agreement, WFPC shall, upon the prior application of Borrowers, from time to time, make Advances to Borrowers on or after the date of this Agreement, which Borrowers may repay and reborrow from time to time, in the maximum principal amount at any one time outstanding not to exceed the lesser of the amount of the Commitment or the Borrowing Base in effect as of the date of determination, as follows:

(a) WFPC shall establish on its books an account in the name of Borrowers (the “Borrowers’ Loan Account”). A debit balance in Borrowers’ Loan Account shall reflect the amount of Borrowers’ indebtedness to WFPC from time to time by reason of Advances and other appropriate charges (including, without limitation, interest charges) hereunder. At least once each month, WFPC shall provide to Borrowers a statement of Borrowers’ Loan Account which statement shall be considered binding upon Borrowers absent demonstrable error or unless Borrower Agent notifies WFPC to the contrary within 30 days of WFPC’s providing such statement to Borrowers.

(b) Borrowers shall prepare a completed Availability Statement as of each month end and forward such statement to WFPC by the 30th day of the following month.

(c) Each Advance made hereunder shall, in accordance with GAAP, be entered as a debit to Borrowers’ Loan Account, and shall be in a principal amount which, when aggregated with all other Advances then outstanding, shall not exceed the lesser of the then effective Borrowing Base or Commitment.

(d) The Loan shall be due and payable to WFPC on the Termination Date. Upon the occurrence of an Event of Default, WFPC shall have rights and remedies available to it under Article 9 of this Agreement.

(e) WFPC has the right at any time, and from time to time, in its Permitted Discretion (but without any obligation) by delivering at least 3 Business Days notice thereof to Borrower Agent, to impose as a reserve against the Borrowing Base in such amounts as it may deem appropriate as a result of events, conditions, or circumstances occurring after the date hereof and not otherwise duplicating any eligibility criteria set forth in the definition of Eligible Receivables.

Section 2.2 The Note. The indebtedness of Borrowers to WFPC hereunder shall be evidenced by a Note executed by Borrowers in favor of WFPC, which shall be substantially in the form of Exhibit E attached hereto and made part hereof, dated the same date as this Agreement. The principal amount of the Note will be the Maximum Principal Amount; provided, however, that notwithstanding the face amount of the Note, Borrowers’ liability under the Note shall be limited at all times to the actual indebtedness (principal, interest and fees) then outstanding and owing by Borrowers to WFPC hereunder.

Section 2.3 Method of Payment. Borrowers shall make all payments of principal and interest on the Note in lawful money of the United States of America and in funds immediately available by wire transfer, to WFPC at its address referred to in Section 10.3 of this Agreement or at such other address as WFPC otherwise directs. Whenever any payment is due on a day, which is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest shall be paid for such extended time.

Section 2.4 Extension and Adjustment of Maturity Date. Upon the mutual agreement of all parties to this agreement, the Maturity Date may be extended. Any extension to the Maturity Date shall be in writing and executed by the authorized representatives of each party.

Section 2.5 Use of Proceeds. Advances shall be used to make distributions or payments related to the Reorganization Plan to the extent permitted hereunder (including, with limitation, an initial distribution to creditors within 5 Business Days of the date hereof of approximately $45,500,000); to provide working capital for Receivable growth and other operational needs; and for other lawful purposes except as limited under this Agreement.

Section 2.6 Interest.

(a) In the absence of an Event of Default or Default hereunder, and prior to maturity, the outstanding balance of the Loan will bear interest at an annual rate at all times equal to the Base Rate plus 190 basis points. Interest shall be payable monthly in arrears on the first day of each month commencing on the first such date after the first Advance under the Loan and continuing until the Commitment is terminated and Obligations (other than contingent obligations for which no claim has been made) are paid in full. Interest as provided hereunder will be calculated on the basis of a 360 day year and the actual number of days elapsed. The rate of interest provided for hereunder is subject to increase or decrease on a monthly basis when and as the Base Rate increases or decreases in an amount corresponding to the change in the Base Rate. Any such change in interest rate hereunder shall take effect the first day of the month following a change in the Base Rate.

(b) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default or Default hereunder, including after maturity and before and after judgment, Borrowers hereby agree to pay to WFPC interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest with respect thereto, at the rate of 2.50% per annum above the rate otherwise applicable to the Loan.

(c) Payments of interest and fees not received within 10 days of the date due, are subject to a late charge equal to the greater of $500 or 5.0% of the amount past due, which late charge shall be in addition to any charge, fee or interest otherwise payable hereunder.

(d) So long as no Event of Default or Default is outstanding, Borrowers may elect to have all or portions of the outstanding Obligations bear interest at a fixed rate of interest determined by WFPC (“Fixed Rate”) for a period or periods determined by WFPC and Borrowers (each an “Interest Period”); provided, no Interest Period shall be for a period beyond the Maturity Date and no more than six (6) portions of the Obligations may bear interest at a Fixed Rate at any one time. Borrower Agent shall notify WFPC in writing at least 2 Business Days prior to the date Borrowers request the Fixed Rate to be applicable specifying the date and amount (in a minimum amount of at least $1,000,000 and in $1,000,000 increments) of each such election and WFPC shall provide the Fixed Rate then applicable. If accepted by Borrowers in writing, the Fixed Rate shall be applicable to the portion of the Obligations so identified in the request for advance until the expiration of the selected Interest Period. Upon the expiration of an Interest Period, the applicable portion of the Obligations accruing interest at the Fixed Rate shall bear interest pursuant to Section 2.6(a) hereof. In addition to the fee described in Section 2.8(a), if Borrower prepays the Obligations in full at any time Borrower has elected the Fixed Rate, Borrower shall pay an additional sum equal to actual damages, if any, incurred by WFPC in connection with such prepayment of any principal amount of any Advance bearing interest at a Fixed Rate.

Section 2.7 Advances.

(a) Borrower Agent shall notify WFPC in writing not later than 10:00 a.m., Des Moines, Iowa, time, on the date of each requested Advance under the Commitment, specifying the date, amount and purpose of the Advance. Such notice shall be in the form of the Request for Advance attached hereto and made part hereof as Exhibit A, shall be certified by the President, Chief Financial Officer or Treasurer (or such other authorized Person as Borrower Agent directs from time to time) of Borrower Agent and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of the date of the requested Advance:

(i) the aggregate amount of the requested Advance, which shall be in multiples of $5,000 but not less than the lesser of $5,000 or the unborrowed balance of the Commitment;

(ii) confirmation of Borrowers’ compliance with Sections 2.1(c), 6.4 and 7.1 through 7.12 both immediately prior to and after making such Advance; and

(iii) statements that the representations and warranties set forth in Article 4 are true and correct as of the date of the Advance; no Event of Default or Default has occurred and is then continuing; and that there has been no material adverse change in Borrowers’ financial condition, operations or business since the date of the monthly and audited annual financial statements most recently delivered by Borrowers to WFPC pursuant to Section 6.2 of this Agreement.

(b) Subject to the satisfaction of the conditions set forth in Section 2.7(a) and 5.2, and the other terms of this Agreement, WFPC shall make the requested Advance available to Borrowers by wiring such amount to an account designated by Borrower Agent and in Borrowers’ name, or as otherwise instructed by Borrower Agent, not later than 5:00 p.m., Des Moines, Iowa, time on the day of the requested Advance.

(c) Each request for an Advance pursuant to this Section 2.7 shall be irrevocable and binding on Borrowers.

Section 2.8 Prepayment.

(a) Optional Prepayments. Borrowers may prepay the Loan from time to time, in full or in part without premium or penalty, provided that (i) in the event Borrowers repay the Loan and terminate the Commitments in full prior to the Maturity Date, Borrowers shall pay a sum equal to

1.5% of the Commitment as a prepayment fee; provided however, (A) such fee percentage shall be reduced to 0.5% if such fee is owing in connection with an initial public offering of Borrowers or the consummation of a merger, consolidation, asset sale, stock purchase or other transaction involving a change of control of some or all of Borrowers or Borrowers’ businesses , and (B) Borrower shall not be obligated to pay such prepayment fee upon the consummation of a merger, consolidation, asset sale, stock purchase or other transaction involving a change of control of some or all of Borrowers or Borrowers’ businesses if WFPC remains a lender to the business immediately following such transaction; (ii) prepayments shall be in a minimum amount of $10,000 and $10,000 increments in excess thereof; and (iii) partial prepayments prior to the Termination Date shall not reduce WFPC’s Commitment under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to outstanding Advances and then to accrued interest and fees. Each Borrower acknowledges that the above described fee is an estimate of WFPC’s damages in the event of early termination and is not a penalty. In the event of termination of the credit facility established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination but no prepayment penalty shall be owed unless otherwise required hereunder. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination, and WFPC shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations (other than contingent obligations for which no claim has been made) to WFPC, in full, in immediately available funds, together with the applicable termination fee, if any.

(b) Mandatory Prepayments. In the event that amounts outstanding hereunder at any time exceed the Borrowing Base (whether established by an Availability Statement or otherwise) Borrowers shall pay to WFPC immediately and without demand or notice of any kind required, the amount by which Borrowers’ indebtedness hereunder exceeds the Borrowing Base then applicable, together with all accrued interest on the amount so paid and any fees and costs incurred in connection therewith.

Section 2.9 Fees. Borrowers shall pay to WFPC, at WFPC’s offices, the following:

(a) Administrative Fee. A non-refundable administrative fee of $2,000 shall be due and payable monthly in arrears on the first day of each month commencing on the first such date after the funding of this Agreement and continuing until the Commitment is terminated and the Obligations are paid in full (other than contingent obligations for which no claim has been made), in which event a monthly installment of the administrative fee shall be paid on the date of such termination.

(b) Unused Line Fee. Borrowers shall pay an unused line fee at the rate of 0.25% per annum (computed on the basis of a 360 day year and the actual number of days elapsed) on the average daily unused Commitment in effect at such time. Such fee shall be payable monthly in arrears on the first day of each month, and on the Termination Date, unless the Commitment is terminated on an earlier date, in which event the unused line fee shall be paid on the date of such termination.

ARTICLE 3

SECURITY

Section 3.1 Security Interest. To secure the payment and performance of the Obligations, each Borrower hereby grants to WFPC a continuing general Lien on and a continuing security interest in all of the Collateral, wherever located, whether now owned or hereafter acquired, existing or created, together with all replacements and substitutions therefor, and the cash and non-cash proceeds thereof. The Liens and security interests of WFPC in the Collateral shall be first and prior perfected Liens and security interests (subject only to Permitted Liens for which WFPC has agreed in writing are entitled to priority) and may be retained by WFPC until all of the Obligations have been satisfied in full (other than contingent obligations for which no claim has been made) and the Commitment has expired or otherwise has been terminated.

Section 3.2 Financing Statements. WFPC is hereby authorized by each Borrower to file any financing statements covering the Collateral or an amendment that adds collateral covered by the financing statement or an amendment that adds a debtor to a financing statement, in each case whether or not a Borrower’s signature appears thereon. Borrowers agree to comply with the requirements of all state and federal laws and requests of WFPC in order for WFPC to have and maintain a valid and perfected first security interest in the Collateral.

Section 3.3 Documents to be Delivered to WFPC. Concurrently with the execution and delivery of this Agreement and, thereafter, by the 20th day of each month for the prior month and at any other time as WFPC may require, Borrowers shall deliver to WFPC on a consolidated basis an Availability Statement (together with all supporting schedules), a Schedule of Receivables and Assignment, an aging of Receivables, books and records consisting of data tape information and such other documentation as WFPC may require; however, the security interest of WFPC in the Collateral shall attach immediately upon the creation or acquisition thereof by Borrowers, regardless of whether the same be then or thereafter delivered to WFPC. All Receivables of Borrowers arising after the date hereof shall contain a legend as follows to evidence the assignment to WFFPC:

THIS NOTE – SECURITY AGREEMENT IS PLEDGED AS

COLLATERAL TO WELLS FARGO PREFERRED

CAPITAL, INC., ITS SUCCESSORS AND ASSIGNS.

Borrowers shall: (a) deliver to the custodian under the Custodian Agreement, as the bailee and designee of WFPC, or, upon the request of WFPC, to WFPC, the Collateral and all Documents, General Intangibles and Instruments relating to Collateral and, upon request of WFPC, deliver to WFPC or its designee any other property in which Borrowers have granted WFPC a security interest hereunder, including, but not limited to, all of Borrowers’ Books and Records including all computers, computer related equipment, tapes and software; and (b) execute and deliver to WFPC, for the benefit of WFPC, such assignments, mortgages, financing statements, amendments thereto and continuation statements thereof, in form satisfactory to WFPC, and such additional agreements, documents or instruments as WFPC may, from time to time, require to evidence, perfect and continue to perfect WFPC’s liens and security interests granted hereunder. For purposes of this Article 3, the parties hereto agree that, until WFPC shall otherwise direct or designate, the custodian(s) under the Custodian Agreement or Agreements as from time to time in effect, shall be deemed to be the designee of WFPC and WFPC shall have the right, at any time and from time to time, to direct or redirect the delivery of all or any of the foregoing items to any other designee; provided, however, until the occurrence of an Event of Default, such direction or redirection cannot interfere with the ordinary conduct of the business of Borrowers. WFPC may in its sole discretion record or file any such document, instrument or agreement, including, without limitation, this Agreement, as it may from time to time deem reasonably necessary to perfect the liens contemplated herein.

Section 3.4 Collections. Notwithstanding the assignment (but not in any way to be deemed or construed to impair or affect the security interest granted hereunder) of the Receivables by Borrowers to WFPC, until notice to the contrary is provided to Borrowers by WFPC after the occurrence of and during the continuation of an Event of Default, Borrowers may service, manage, enforce and receive Collections on Receivables. Borrowers shall have no power to make any unusual allowance or credit to any obligor other than in the ordinary course of business without WFPC’s prior written consent.

Upon notice by WFPC at any time after the occurrence of and during the continuation of an Event of Default, WFPC may require Borrowers to endorse and deposit all Collections within one Business Day of receipt thereof and in the original form received (except for the endorsement of Borrowers, if necessary, to enable the collection of instruments for the payment of money, which endorsements Borrowers hereby agree to make) in such account maintained with such depository as WFPC may from time to time specify, such account to limit withdrawals by Borrowers therefrom only to the order of WFPC, but to permit withdrawals by WFPC therefrom without the co-signature of a Borrower. WFPC may after the occurrence of and during the continuation of an Event of Default also require Borrowers to enter into an appropriate lock box agreement with WFPC or another financial institution acceptable to WFPC, in form and content acceptable to WFPC, with respect to opening and maintaining a lock box arrangement for the Collections. Such lock box agreements shall be irrevocable so long as Borrowers are indebted to WFPC under this Agreement and this Agreement remains in effect.

Section 3.5 Additional Rights of WFPC; Power of Attorney.

(a) In addition to all the rights granted to WFPC hereunder, WFPC shall have the right, at any time following the occurrence and during the continuance of a Default or an Event of Default, to notify the obligors and account debtors of all Collateral to make payment thereon directly to WFPC, and to take control of the cash and non-cash proceeds of such Collateral; provided, however, that once such notification is given to such obligors, it shall not be vitiated by a subsequent cure of such default without the prior written consent of WFPC. When Collections received by WFPC have been converted into cash form, WFPC shall forthwith apply the same first in discharge of all expenses, fees, costs and charges including attorneys’ fees and costs of Collections; second to pay all interest accrued under the Note and this Agreement; third to pay principal due under the Note and this Agreement; and then to pay any other sums due to WFPC under the terms of this Agreement.

(b) Each Borrower irrevocably appoints WFPC its true and lawful attorney, with power of substitution, to act, but only after the occurrence of and during the continuation of an Event of Default in the name of such Borrower or in the name of WFPC or otherwise, for the use and benefit of WFPC, but at the cost and expense of Borrowers, without notice to Borrowers: to demand, collect, receipt for and give renewals, extensions, discharges and releases of any Receivables; to institute and to prosecute legal and equitable proceedings to realize upon any Receivables; to settle, compromise, or adjust claims; to take possession and control in any manner and in any place of any cash or non-cash items of payment or proceeds thereof; to endorse the name of such Borrower upon any notes, checks, drafts, money orders, or other evidences of payment of Receivables; to sign such Borrower’s name on any instruments or documents relating to any of the Collateral or on drafts against account debtors; to do all other acts and things necessary, in WFPC’s sole judgment, to effect collection of the Receivables or protect its security interest in the Collateral; and generally to sell in whole or in part for cash, credit or property to others or to itself at any public or private sale, assign, make any agreement with respect to or otherwise deal with the Receivables as fully and completely as though WFPC were the absolute owner thereof for all purposes, except to the extent limited by any applicable laws and subject to any requirement of notice to Borrowers or other Persons under applicable laws. For the avoidance of doubt, the authorization of WFPC to act in the manner described above shall only be utilized by WFPC after and during the continuation of an Event of Default.

(c) Each Borrower hereby agrees to indemnify and hold WFPC harmless from and against any and all expenses, costs, liabilities or damages (including reasonable attorneys fees) sustained by WFPC by reason of any misrepresentation, breach of warranty or breach of covenant by Borrowers whether caused by Borrowers or any obligor, or whether caused by any other Person if Borrowers knew of facts, circumstances or information on which Borrowers relied were false, incorrect or incomplete in any material respect, and also all court costs and all other reasonable expenses WFPC incurs in enforcing or attempting to enforce payment of the Loan or any Receivables, in supervising the records and proper management and disposition of the Collection of Receivables or in prosecuting or defending any of WFPC’s rights under this Agreement.

Section 3.6 Additional Collateral Provisions.

(a) Borrowers will defend the Collateral against all Liens (other than Liens of WFPC and Permitted Liens), and claims and demands of all Persons at any time claiming the same or any interest therein. Borrowers agree to comply with the requirements of all state and federal laws and requests of WFPC in order for WFPC to have and maintain a valid and perfected first security interest and/or mortgage Lien in the Collateral including, without limitation, executing such documents as WFPC may require to obtain control over all Deposit Accounts, Letter-of-Credit Rights and Investment Property. Furthermore, Borrowers shall promptly notify WFPC in writing upon incurring or otherwise obtaining a Commercial Tort Claim against any third party, and, upon the request of WFPC, shall promptly enter into such security agreements and do such other things or acts deemed appropriate by WFPC to give WFPC a fully valid, perfected and enforceable security interest in any such Commercial Tort Claim. The definition of “Collateral” shall include any such Commercial Tort Claim, and the authorization given by Borrowers to WFPC in Section 3.2 above to file financing statements covering the Collateral shall include the authorization to file financing statements with respect to any such Commercial Tort Claim. Borrowers warrant and represent that they do not own any Commercial Tort Claims as of the date hereof.

(b) In addition to the foregoing, Borrowers shall perform all further acts that may be lawfully and reasonably required by WFPC to secure WFPC and effectuate the intentions and objects of this Agreement, including, but not limited to, the execution and delivery of lockbox agreements, cash collateral account agreements, mortgages, security agreements, contracts and any other documents required hereunder, as well as obtain Acknowledgment and Waiver Agreements. At the request of WFPC, Borrowers shall, immediately deliver (with execution by Borrowers of all necessary documents or forms to reflect, implement or enforce all Liens described herein thereon) to WFPC all certificates of title to note the Lien of WFPC thereon and all items of Property for which WFPC must receive possession to obtain and/or maintain perfected security interests.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants and shall continue to represent and warrant to WFPC until the Obligations (other than any contingent obligation for which no claim has been asserted) hereunder have been paid in full and the Commitment has expired or otherwise has been terminated as follows:

Section 4.1 Representations and Warranties as to Receivables.

(a) As to the Receivables generally:

(i) Each Borrower or, where a Borrower was not the original lender, to the best of such Borrower’s knowledge, the original lender or seller had full power and authority to make the loans (or other extensions of credit) evidenced by the Receivables and all such Receivables and all Books and Records related thereto are genuine, based on enforceable contracts and are in all respects what they purport to be;

(ii) All Receivables have been duly authorized, executed, delivered by the parties whose names appear thereon and are valid and enforceable in accordance with their terms;

(iii) The form and content of all Receivables and the transactions from which they arose comply in all material respects (and in any event in all respects necessary to maintain and ensure the validity and enforceability of the Receivables) with any and all applicable laws, rules and regulations, including without limitation, the Consumer Finance Laws;

(iv) The original amount and unpaid balance of each Receivable on Borrowers’ Books and Records and on any statement or schedule delivered to WFPC, including without limitation the Schedule of Receivables, is and will be the true and correct amount actually owing to a Borrower as of the date each Receivable is pledged to WFPC, is not subject to any claim of reduction, counterclaim, set-off, recoupment or any other claim, allowance or adjustment; and no Borrower has any knowledge of any fact which would impair the validity or collectibility of any Receivables;

(v) Borrowers have made a credit investigation of the obligor of each Receivable in a manner consistent with its policies and procedures; and Borrowers’ policies and procedures with respect to credit investigation generally meet the standards generally observed by prudent finance companies in similar businesses; and

(vi) A Borrower has good and valid indefeasible title to the Receivables, free and clear of all prior assignments, claims, liens, encumbrances and security interests, and has the right to pledge and grant WFPC a first priority security interest in the same, in the manner provided in this Agreement.

WFPC acknowledges that (w) Borrowers have established reserves relating to the Receivables as reflected on Borrowers’ books, (x) in the ordinary course of business, Receivables that are not collectible are charged off, (y) Borrowers are not providing any representation or warranty as to the collectibility of the Receivables and WFPC will not use Receivables being charged off in the ordinary course of business to attempt to establish a breach of a representation or warranty and (z) Borrowers do not file UCC financing statements regarding Borrowers’ liens with respect to the Receivables and do not take possession of title to any pledged property, and that this failure by Borrowers to do so shall not constitute a breach of any representation or warranty.

Section 4.2 Organization and Good Standing. Each Borrower is duly organized and validly existing in good standing under the laws of the state identified on Exhibit H attached hereto and made part hereof and has the power and authority to engage in the business it conducts and is qualified and in good standing in those states wherein the nature of business or property owned by it requires such qualification except to the extent the failure to be so qualified would not be reasonably expected to result in a Material Adverse Effect. The organizational number assigned to each Borrower, if any, by the state of its organization is set forth on Exhibit H attached hereto and made part hereof.

Section 4.3 Perfection of Security Interest. Upon filing of financing statements listed on Exhibit M in the locations described on Exhibit M, listing each respective Borrower as “Debtor” and WFPC as “Secured Party”, WFPC will have a first priority perfected security interest in the Collateral to the extent a security interest in the Collateral can be perfected by filing a financing statement in the relevant jurisdiction.

Section 4.4 No Violations. The execution and delivery of the Credit Documents and the performance of the provisions thereof by Borrowers do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, or determination applicable to Borrowers, except to the extent any failure to comply with any suit, law, rule, regulation, judgment, order, writ, decree, determination or award would not be reasonably expected to result in a Material Adverse Effect, or breach any provisions of the charter, bylaws or other organizational documents of any Borrower, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon (expect pursuant to the Credit Documents), any assets of any Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which a Borrower is a party or by which a Borrower or its property is bound.

Section 4.5 Power and Authority.

(a) Each Borrower has full power and authority under the law of the state of its organization, under its organizational documents and under its Reorganization Plan and Confirmation Order to enter into, execute and deliver and perform the Credit Documents; to borrow monies hereunder, to incur the obligations herein provided for and to pledge and grant to WFPC a security interest in the Collateral; and

(b) All actions (corporate or otherwise) necessary or appropriate for each Borrower’s execution, delivery and performance of the Credit Documents have been taken.

Section 4.6 Validity of Agreements. Each of the Credit Documents is, or when delivered to WFPC will be, duly executed and constitute valid and legally binding obligations of each Borrower enforceable against such Borrower in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing.

Section 4.7 Litigation. There is no order, notice, claim, action, suit, litigation, proceeding or investigation pending or, to the knowledge of Borrowers, threatened against or affecting any Borrower, whether or not fully covered by insurance, which could reasonably be expected to be adversely determined against Borrowers and, if adversely determined, would be reasonably likely to result in a Material Adverse Effect, except as identified and described on Exhibit H attached hereto and made part hereof.

Section 4.8 Compliance. Each Borrower is in compliance in all material respects with all applicable laws and regulations, federal, state and local (including all Consumer Finance Laws and those administered by the Local Authorities), material to the conduct of its business and operations; each Borrower possesses all the material franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business and, except as may be described on Exhibit H attached hereto and made part hereof, the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon, and are not subject to any material proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with such Borrower’s execution and performance of the Credit Documents.

Section 4.9 Accuracy of Information; Full Disclosure.

(a) All financial statements, including any related schedules and notes appended thereto, delivered and to be delivered to WFPC pursuant to this Agreement have been or will be prepared in accordance with GAAP and do and will fairly present the financial condition of each Borrower and its consolidated Subsidiaries, if any, on the dates thereof and results of operations for the periods covered thereby, subject, as applicable, to year end adjustments and discloses all liabilities (including contingent liabilities) of any kind of such Borrower if and to the extent required by GAAP.

(b) Since the date of the most recent financial statements furnished to WFPC, there has not been any adverse change in the financial condition, business or operations of any Borrower.

(c) All financial statements and other statements, documents and information furnished by Borrowers, or any of them, to WFPC in connection with this Agreement and the Note and the transactions contemplated hereunder do not and will not, taken as a whole, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (other than any financial forecasts or projections, as to which no representation or warranty is given other than in the immediately following sentence). All financial forecasts, financial projections and other forward-looking information delivered to WFPC have been prepared in good faith based on assumptions believed to be reasonable at the time such forecasts, projections or information were prepared. Each Borrower has disclosed to WFPC in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of such Borrower, or such Borrower’s ability to perform its obligations under this Agreement and the Note.

Section 4.10 Taxes. Each Borrower has filed and will file all federal income, state income and other material tax returns which are required to be filed and has paid or will pay when due all taxes, shown on such returns to be due and payable except taxes contested in good faith for which adequate reserves have been established by such Borrower on its Books and Records.

Section 4.11 Indebtedness. As of the Closing Date, no Borrower has any Debt, except the Debt described in Exhibit H attached hereto and made part hereof or as disclosed in Borrowers’ financial statements which have been furnished to WFPC.

Section 4.12 Investments. As of the Closing Date, no Borrower has direct or indirect Subsidiaries or Affiliates, or investments in or loans to any other individuals or business entities (other than loans to customers or employees in the ordinary course of business and intercompany loans among Affiliates), except as described in Exhibit H attached hereto and made part hereof.

Section 4.13 ERISA. Except as set forth on Exhibit H, each Borrower and any Subsidiary, and each member of the controlled group of corporations (as such term “controlled group of corporations” is defined in Section 1563 of the Internal Revenue Code of 1986, as amended) of which such Borrower is a member, is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder. Except as set forth on Exhibit H, no reportable event, as such term (hereinafter called a “Reportable Event’) is defined in Title IV of ERISA, has occurred with respect to, nor has there been terminated, any Plan maintained for employees of any Borrower or any Subsidiary or any member of the controlled group of corporations of which a Borrower is a member.

Section 4.14 Hazardous Wastes, Substances and Petroleum Products.

(a) Each Borrower (i) has received all permits and filed all notifications necessary to carry on its respective business; and (ii) is in compliance in all respects with all Environmental Control Statutes.

(b) No Borrower has given any written or oral notice to the Environmental Protection Agency (“EPA”) or any state or local agency with regard to any actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products or properties owned or leased by such Borrower or in connection with the conduct of its business and operations.

(c) No Borrower has received notice that it is potentially responsible for costs of clean-up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.

Section 4.15 Solvency. Borrowers and their subsidiaries, taken as a whole, immediately after receipt and application of the first Advance will be, solvent such that (a) the fair value of their assets (including without limitation the fair salable value of Intangible Assets) is greater than the total amount of their liabilities, including without limitation, contingent liabilities, (b) the present fair salable value of their assets (including without limitation the fair salable value of their Intangible Assets) is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, and (c) they are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. Borrowers do not intend to, or believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature, and are not engaged in a business or transaction, or about to engage in a business or transaction, for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which they are engaged. For purposes of this Section 4.15, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability. WFPC acknowledges that Borrowers (other than Covington Credit of Alabama, Inc.) emerged from bankruptcy in 2007 and that certain proceeds hereunder will be, and other assets of Borrowers may, and ultimately will, be used to fund distributions under the Reorganization Plan.

Section 4.16 Business Location. Each Borrower’s address set forth on Exhibit I attached hereto and made part hereof is the location of such Borrower’s principal place of business as of the date hereof and such address, together with the addresses set forth on Exhibit I attached hereto and made part hereof, is the only location as of the date hereof where such Borrower keeps its records concerning the Collateral. The location of all other places of business of each Borrower and the names in which each Borrower conducts business at each such location as of the date hereof are set forth in Exhibit I attached hereto and made part hereof.

Section 4.17 Capital Stock. All of the issued and outstanding capital stock or other ownership interest of each Borrower is owned as of the date hereof as described on Exhibit H attached hereto and made part hereof, and all such ownership interests are fully paid and non-assessable.

Section 4.18 No Extension of Credit for Securities. No Borrower is, nor will it be, engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying or trading in any margin stocks or margin securities (within the meaning of Regulations G, U and X of the Board of Governors of the Federal Reserve System) or other securities, and no part of the proceeds of the Loan hereunder has been or will be applied for the purpose of purchasing or carrying or trading in any such stock or securities or of refinancing any credit previously extended, or of extending credit to others, for the purpose of purchasing or carrying any such margin stock, margin securities or other securities in contravention of such Regulations.

Section 4.19 Southern Financial Management, Inc. Southern Financial Management, Inc. has not conducted any business since 1999, and has no assets; and Borrowers do not intend to utilize Southern Financial Management, Inc. in the business.

Section 4.20 Covington Credit of Louisiana, Inc. Covington Credit of Louisiana, Inc. has not conducted any business since its organization, and has no assets; and Borrowers do not intend to utilize Covington Credit of Louisiana, Inc. in the business.

ARTICLE 5

CONDITIONS TO LOAN

Section 5.1 Documents to be Delivered to WFPC Prior to First Advance. Prior to the effectiveness of this Agreement, Borrowers shall deliver or caused to be delivered to WFPC (all documents to be in form and substance reasonably satisfactory to WFPC):

(a) Credit Documents. This Agreement, the Note and all other Credit Documents duly and properly executed by the parties thereto;

(b) Searches. Uniform Commercial Code, tax, judgment, PBGC and EPA searches against each Borrower in those offices and jurisdictions as WFPC shall reasonably request which shall show that no financing statement, liens, or assignments or other filings have been filed or remain in effect against each Borrower or any Collateral except for those Liens, financing statements, assignments or other filings with respect to which the secured party or existing lender (i) has delivered to WFPC Uniform Commercial Code termination statements or other documentation evidencing the termination of its Liens and security interests in Collateral, or (ii) has agreed in writing to release or terminate its Lien and security interest in Collateral upon receipt of proceeds of the Advances, all in a form and substance satisfactory to WFPC in its sole discretion;

(c) Organizational Documents. A copy of each Borrower’s (i) organization documents, certified as of a recent date by such Person’s secretary (or other appropriate officer), and (ii) bylaws, partnership agreement or operation agreement, as applicable, certified as of a recent date by such Person’s secretary (or other appropriate officer); together with certificates of good standing existence or fact in such Person’s state of organization and in each jurisdiction in which such Person is qualified to do business, each dated within 30 days of the date of this Agreement;

(d) Authorization Documents. A certified copy of resolutions of each Borrower’s board of directors, members or partners, as applicable, authorizing the execution, delivery and performance of the Note, this Agreement and all other Credit Documents, as applicable, the pledge of the Collateral to WFPC as security for the Loan made hereunder and the borrowing evidenced by the Note and designating the appropriate officers to execute and deliver the Credit Documents;

(e) Incumbency Certificates. A certificate of each Borrower’s secretary (or other appropriate officer) as to the incumbency and signatures of officers of such Person signing this Agreement, the Note and other Credit Documents;

(f) Opinion of Counsel. WFPC shall have received a written opinion of Borrowers’ counsel addressed to WFPC in form and substance satisfactory to WFPC in its Permitted Discretion;

(g) Officer’s Certificate. A certificate, dated the date of this Agreement, signed by the President of each Borrower, to the effect that (i) all representations and warranties set forth in this Agreement are true and correct as of the date hereof in all material respects and (ii) no Default or Event of Default hereunder has occurred and each Borrower’s corporate secretary attesting thereto;

(h) Financing Statements and Collateral Documents. The financing statements, amendments thereto, and other documents required by Sections 3.2 and 3.3; and the Custodian Agreement(s) referenced in Section 3.3;

(i) Financial Information. A copy of each of the reports required pursuant to Section 6.2 of this Agreement for the period most recently ended prior to the date hereof;

(j) Availability Statement. A completed Availability Statement required under Section 2.1(b) of this Agreement;

(k) Request for Advance. A completed Request for Advance required under Section 2.7(a) of this Agreement;

(l) Insurance. Evidence of insurance issued by a reputable carrier with respect to each Borrower’s fire, casualty, liability, and other insurance covering its Property, and any key owner/operator insurance;

(m) Bankruptcy Order. The Bankruptcy Court shall have entered the Implementation Order, in form and substance satisfactory to WFPC, approving the execution, delivery and performance of the Note, this Agreement and all other Credit Documents, as applicable, the pledge of the Collateral to WFPC as security for the Loan made hereunder and the borrowing evidenced by the Note;

(n) Other Documents. Such additional documents as WFPC reasonably may request.

Section 5.2 Conditions to all Advances. The obligation of WFPC to make each subsequent Advance hereunder pursuant to Section 2.1 is conditioned upon (a) Borrowers’ satisfaction of each of the conditions specified in Sections 2.1, 3.2, 3.3 and 5.1, (b) the continuing accuracy of the representations and warranties made by Borrowers under this Agreement, and (c) the absence, after giving effect to such Advance and the receipt of the proceeds thereof and the retirement of any indebtedness then being retired out of the proceeds of such Advance, of any Default or Event of Default.

ARTICLE 6

AFFIRMATIVE COVENANTS

In addition to the covenants contained in Article 3 and 4 of this Agreement relating to the Collateral, until all Obligations (other than contingent obligations for which no claim has been made) have been paid in full and the Commitment has expired or otherwise has been terminated, each Borrower covenants and agrees as follows:

Section 6.1 Place of Business and Books and Records. Each Borrower will promptly advise WFPC in writing of (a) the establishment of any new places of business by such Borrower and of the discontinuance of any existing places of business of such Borrower; and (b) the acquisition and/ or use of any trade name or trade style.

Section 6.2 Reporting Requirements. Borrowers will deliver to WFPC:

(a) within 20 days after the end of each month, company prepared consolidated and consolidating financial statements of Borrowers’ business for such previous month, consisting of a balance sheet, income statement, statement of cash flow, and consolidating schedules as of the end of such month, all in reasonable detail, prepared in accordance with GAAP consistently applied, subject to year-end adjustments;

(b) within 120 days after the close of each fiscal year, commencing with the fiscal year ending December 31, 2007, consolidated and consolidating financial statements of Borrowers and their consolidated Subsidiaries for the fiscal year then ended consisting of a balance sheet, income statement and statement of cash flow of Borrowers and their consolidated Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, which consolidated financial statements shall be audited and certified by an independent certified public accountant selected by Borrowers and reasonably acceptable to WFPC (it being agreed by WFPC that McGladrey & Pullen, LLP is an acceptable independent certified public accountant) and accompanied by an opinion of such accountant without a “going concern” or like qualification(other than any qualification required due to the fact that Borrowers are actively seeking to sell themselves and/or their businesses which for the sake of clarity shall be permitted); and cause WFPC to be furnished at the time of completion thereof, a copy of any management letter for Borrowers and their consolidated Subsidiaries prepared by such public accounting firm;

(c) the documents required to be furnished pursuant to Section 3.3 of this Agreement;

(d) within 20 days after the end of each month, for the month then ending, reports in form and substance satisfactory to WFPC, as required pursuant to Section 3.3, setting forth an aging of Receivables, Schedule of Receivables and Assignment, an Availability Statement, covenant compliance certificate, books and records consisting of data tape information and also such other documentation and information promptly after request therefor by WFPC;

(e) within 120 days after the close of each fiscal year, an Annual Compliance Certificate executed by the chief executive officer or president of Borrower Agent;

(f) Upon request of WFPC from time to time, copies of Borrowers’ corporate income tax returns, including any schedules attached thereto, filed with the Internal Revenue Service promptly after filing with the Internal Revenue Service; and

(h) after the date of this Agreement, contemporaneous with the filing thereof, copies of all pleadings, motions, applications, financial information and other papers and documents filed by Borrowers and/or Debtor Affiliates in the Chapter 11 Case, with copies of such papers and documents also provided to or served on WFPC’s counsel.

Section 6.3 Books and Records. Borrowers will keep accurate and complete Books and Records concerning the Collateral and all transactions with respect thereto consistent with sound business practices (including, without limitation, accurately account for insurance commissions) and will comply with WFPC’s reasonable requirements, from time to time in effect, including those concerning the submission of reports on all items of Collateral including those which are deemed to be delinquent. The form of delinquency reports, the frequency with which such reports shall be submitted to WFPC (which in any case shall be no less frequently than monthly) and the standards for determining which Collateral transactions are deemed delinquent for this purpose, shall at all times be satisfactory to WFPC. WFPC acknowledges that, as of the date of this Agreement, Borrowers’ current delinquency reports as generated by their Allied Business Systems are satisfactory. WFPC shall have the right at any time and from time to time during regular business hours, (with one day’s prior to notice so long as no Event of Default has occurred), to inspect, audit, and copy the Books and Records of Borrowers and inspect and audit any Collateral. All such inspections and audits shall be at the expense of WFPC other than one such inspection or audit in any 12 month period, which shall be at the expense of Borrowers, unless an Event of Default is continuing, in which case all such inspections and audits shall be at Borrowers’ expense.

Section 6.4 Financial Covenants. Borrowers shall maintain the following financial covenants (based on consolidated financial statements of Borrowers and their consolidated Subsidiaries unless otherwise indicated):

(a) EBITDA Ratio. As of the end of each calendar month, an EBITDA Ratio of not less than 1.75 to 1.0.

(b) Capital Base. At all times a Capital Base of at least $15,000,000 in the aggregate (such amount beginning in 2009 to be increased on an annual basis upon WFPC’s receipt of Borrowers’ annual audited financial statements by an amount equal to 30% of Borrowers’ after tax net income for the prior fiscal year).

(c) Allowance for Loan Losses. At all times the aggregate value of their allowance for loan losses, as calculated in accordance with GAAP, in an amount not less than the greater of (a) 6.0% of the total net outstanding Receivables or (b) net outstanding Receivables multiplied by the rolling eight (8) month ratio of net charge-offs to average net Receivables outstanding during such eight (8) month period or (c) an amount pursuant to the recommendation of the independent certified public accountant auditing Borrowers’ financial statements.

(d) Senior Debt to Capital Base Ratio. At all times a Senior Debt to Capital Base Ratio of not more than 3.5 to 1.0.

(e) Charge-off Policy. Receivables must be charged off (on a monthly basis) with respect to which no payment due and owing thereunder hereunder has been made for a period that is equal to or greater than 180 days, as determined on a contractual basis.

(f) Collateral Performance Indicator. At all times the Collateral Performance Indicator shall not exceed 42%.

Borrower’s failure to comply with Section 6.4(c) or Section 6.4(e) shall not, in itself, constitute an Event of Default so long as such shortfalls are deducted, as contemplated by the terms of the Loan Agreement, from the determination of the other financial covenants contained herein.

Section 6.5 Compliance With Applicable Law.

(a) All Receivables shall comply in all material respects with all applicable federal, state and local laws, rules, regulations, proclamations, statutes, orders and interpretations at the time when WFPC obtains any interest therein pursuant to this Agreement.

(b) Each Borrower shall comply in all respects with all local, state and federal laws and regulations applicable to its business including without limitation the Consumer Finance Laws, Environmental Control Statutes, and all laws and regulations of the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by Borrowers except to the extent noncompliance would not reasonably be expected to result in a Material Adverse Effect; and notify WFPC immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises or licenses, grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default which could be reasonably likely to result in Material Adverse Effect or could occasion the termination of any material franchises or grants of authority.

(c) With respect to the Environmental Control Statutes, Borrowers shall notify WFPC when, in connection with the conduct of Borrowers’ business or operations, any Person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Borrower or any Subsidiary with regard to an actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products; and notify WFPC immediately (and in detail) upon the receipt by any Borrower of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with or perform, breach, violation or default under any such statutes or regulations or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a breach, violation or default.

Section 6.6 Notice of Default. Borrowers will promptly notify WFPC of the occurrence of any Default or Event of Default hereunder.

Section 6.7 Corporate Existence, Properties. Borrowers will (a) do or cause to be done all things necessary to preserve and keep in full force and effect their corporate existence, rights and franchises (except as otherwise permitted hereunder) in the ordinary course of business ; (b) maintain, preserve and protect all franchises, licenses and trade names and preserve all the remainder of its property necessary for the conduct of their business in the ordinary course of business; and (c) maintain in effect insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as shall be consistent with general practices in the industry and furnish to WFPC from time to time, upon its request therefor, evidence of same. WFPC acknowledges that the Reorganization Plan contemplates that Borrowers and/or their assets will be sold and that Borrowers are actively seeking to be sold or to have their assets sold and that this does not breach any representation, warranty, or covenant hereunder.

Section 6.8 Payment of Indebtedness; Taxes. Borrowers will (a) pay all of their indebtedness and obligations promptly and in accordance with normal terms to the extent the failure to do so would result in an Event of Default; and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Borrowers shall not be required to pay and discharge or to cause to be paid and discharged any such indebtedness, tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrowers shall have set aside on their books adequate reserves (as may be required in accordance with GAAP) with respect to any such indebtedness, tax, assessment, charge, levy or claim, so contested.

Section 6.9 Notice Regarding Any Plan. Borrowers shall furnish to WFPC:

(a) as soon as possible, and in any event within 10 days after any senior officer of

Borrowers know or have reason to know that any Reportable Event has occurred with respect to any Plan maintained in whole or in part for the employees of a Borrower or any of their Subsidiaries, a statement of the President, Chief Financial Officer or Treasurer of Borrowers setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation; and

(b) promptly after receipt thereof, a copy of any notice which a Borrower may receive from the Pension Benefit Guaranty Corporation relating to the intention of a Borrower to terminate any Plan maintained in whole or in part for the benefit of employees of any Borrower or any of their Subsidiaries or to appoint a trustee to administer any such Plan.

Section 6.10 Other Information. From time to time upon request of WFPC, Borrowers will furnish to WFPC such additional information and reports regarding the Collateral and the operations, businesses, affairs, prospects and financial condition of Borrowers and their Subsidiaries as WFPC may reasonably request.

Section 6.11 Litigation. Borrowers will promptly notify WFPC of any litigation or action instituted or, to Borrowers’ knowledge, threatened against any Borrower or any of their Subsidiaries and or the entry of any judgment or lien against any property of Borrower in respect thereof, which seeks damages in an amount of $100,000 or more as to any separate action, litigation, judgment or lien instituted, threatened or entered or in an aggregate amount of $500,000 or more as to all actions, litigation, judgment, or liens instituted, threatened or entered.

Section 6.12 Business Location, Legal Name and State of Organization. Borrowers shall notify WFPC: (a) at least 30 days prior to: (i) any proposed change in a Borrower’s principal place of business, or a Borrower’s legal name; (ii) any additional places of business of any Borrower or any Subsidiaries; (iii) the change in the names in which a Borrower or any Subsidiary conducts business at each such location; (iv) the change of a Borrower’s jurisdiction of organization; and (v) the creation of any new Subsidiaries or Affiliates (if, and to the extent, permitted hereunder) and (b) at least one Business Day prior to any proposed change in or additional custodians under any Custodian Agreement (which change in or additional custodian shall be reasonably acceptable to WFPC in its Permitted Discretion). Upon request of WFPC, Borrowers will execute and deliver such additional Custodian Agreement(s) or amendments thereto and such other additional documents, instruments and writings, and take such other action as WFPC shall reasonably request to obtain, maintain or continue its perfected and first priority Lien on and security interest in the Collateral.

Section 6.13 Operations. Borrowers shall maintain satisfactory credit underwriting and operating standards, including, standards that require with respect to each obligor of a Receivable, the completion of an adequate investigation of such obligor and a determination that the credit history and anticipated performance of such obligor is and will be satisfactory and meets the standards generally observed by prudent finance companies.

Section 6.14 Further Assurances. Borrowers shall from time to time execute and deliver to WFPC such other documents and shall take such other action as may be reasonably requested by WFPC in order to implement or effectuate the provisions of, or more fully perfect the rights granted or intended to be granted by Borrowers to WFPC pursuant to the terms of this Agreement, the Note or any other Credit Documents.

ARTICLE 7

NEGATIVE COVENANTS

Each Borrower covenants and agrees with WFPC that until all Obligations (other than contingent obligations for which no claim has been asserted) have been paid in full and the Commitment has expired or otherwise has been terminated, no Borrower will do any of the following without the prior written consent of WFPC:

Section 7.1 Payments to and Transactions with Affiliates. Make any loan, advance, extension of credit or payment to any Affiliate, officer, employee, member, manager, shareholder or director of any Borrower or any Affiliate or enter into any other transaction, including, without limitation, the purchase, sale, lease or exchange of property, or the rendering of any service, to or with any Affiliate or any shareholder, officer, or employee of any Borrower or any Affiliate except for transactions with or services rendered to any Affiliate of a Borrower in the ordinary course of business upon terms not materially less favorable to a Borrower than such Borrower would obtain in a comparable arms’ length transaction with a Person not affiliated with or employed by a Borrower; provided, however, that Borrowers may in any event (i) pay reasonable compensation (including salary and bonuses) to any employee or officer in the ordinary course of Borrowers’ business; (ii) pay reasonable directors fees to directors and reimburse directors for out of pocket expenses (including mileage) associated with attending meetings; (iii) pay reasonable compensation to the Finley Group for its services in an aggregate amount not to exceed $1,000,000 in any calendar year; (iv) make loans and advances to and make investments in other Borrowers; (v) take the appropriate actions to distribute funds pursuant to the Reorganization Plan not prohibited by this Agreement; (vi) make loans to employees in the ordinary course consistent with past practice; and (vii) take any other actions otherwise permitted by this Agreement.

Section 7.2 Restricted Payments. Make any Restricted Payment, except that a Borrower may (a) make Permitted Tax Distributions; (b) make inter-company transfers of funds among Borrowers and engage in other inter-company transactions among Borrowers; (c) take the appropriate actions to make an upstream distribution to The Thaxton Group, Inc. up to $47,000,000 within 5 Business Days of the date hereof of which approximately $45,500,000 will be distributed to the creditors under the Reorganization Plan, and the remaining portion to repay outstanding advances owed to The Thaxton Group, Inc.; (d) take the appropriate actions to cause the distribution of up to $15,000,000 from the proceeds of Subordinated Debt to the creditors under the Reorganization Plan; (e) make payments of principal of and interest on the Subordinated Debt in accordance with the Subordination Agreement applicable to such Subordinated Debt; and (f) at the discretion of Borrowers, in addition to any amounts distributed or upstreamed pursuant to paragraph (c) above, take the appropriate actions to cause the distribution or payment of up to an additional $20,000,000 (with no more than $10,000,000 of this $20,000,000 being paid or distributed in 2008, no more than $5,000,000 of this $20,000,000 being paid or distributed in 2009 and no more than $5,000,000 of this $20,000,000 being paid or distributed in 2010), provided that with respect to (f) immediately prior to and after giving effect to any distribution no Default or Event of Default shall exist.

Section 7.3 Indebtedness. Borrow any monies or create any Debt except: (a) borrowings from WFPC hereunder; (b) Subordinated Debt up to $18,000,000 in the aggregate principal amount at any one time outstanding; (c) intercompany Debt, (e) Debt existing on the date hereof and referenced in Section 4.11; (f) unsecured Debt in an amount not to exceed $500,000, and (g) Debt secured by Permitted Liens.

Section 7.4 Guaranties. Guarantee or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except (a) to endorse checks or drafts in the ordinary course of business, (b) for indemnity agreements entered into with financial institutions in the ordinary course of business related to the conduct of Borrower’s business; or (c) guarantees of other Borrowers’ obligations to the extent such obligations are permitted hereunder.

Section 7.5 Nature of Business. Engage in any business other than the business in which such Borrower currently is engaged and business reasonably related thereto and reasonable extensions thereof or make any material change in the nature of the financings which such Borrower extends, including without limiting the generality of the foregoing, matters relating to size, type, term, nature and dollar amount.

Section 7.6 Negative Pledge. Assign, discount to a third party, pledge, sell, grant a Lien in or otherwise dispose of or encumber any Collateral except as (i) for liens securing the Subordinated Debt; (ii) liens contemplated by this Agreement, and (iii) Permitted Liens.

Section 7.7 Investments and Acquisitions. Make any investments in any other Person; or enter into any new business activities or ventures not related to such Borrower’s business existing as of the date of this Agreement; or create or form any Subsidiary; provided, however, that Borrowers may create or form a new Subsidiary or Subsidiaries and/or make an investment therein if such Subsidiary or Subsidiaries are created to operate a business of the nature set forth in Section 7.5 above and (a) the proper notice required by Section 6.12 is provided hereunder; (b) the new Subsidiary or Subsidiaries become Borrowers hereunder pursuant to documentation acceptable to WFPC (in its Permitted Discretion) following receipt of credit approval from WFPC’s credit committee; (c) no Event of Default or Default exists; and (d) after the formation of the new Subsidiary or Subsidiaries, Borrowers are in compliance, on a pro forma basis, giving effect to the anticipated investment, with the financial covenants contained in Section 6.4.

Section 7.8 Compliance with Formula. Permit the aggregate amount of all Advances outstanding at any time to exceed the Borrowing Base.

Section 7.9 Mergers, Sales, Divestitures. Be a party to any consolidation or merger or sell, transfer or otherwise dispose of a substantial part of their assets unless (i) such transaction requires as a condition to closing either (a) the assignment of this Agreement on terms satisfactory to WFPC in its sole and absolute discretion; or (b) the payment in full of all Obligations at the closing of such transaction and (ii) either (a) or (b) occurs at the closing of such transaction.

Section 7.10 Use of Proceeds. Use the proceeds of any loan or advance made by WFPC hereunder for purposes other than described in Section 2.5 hereof.

Section 7.11 Ownership and Management. Allow any Borrower to be owned and controlled directly or indirectly by any Person other than the shareholders that own and control such Borrower as of the date of this Agreement.

Section 7.12 Amendment to Subordinated Debt. Amend or permit the amendment of the documents and instruments evidencing Subordinated Debt or make any prepayment on account of such Subordinated Debt which is not otherwise allowed to be made under the subordination provisions applicable to such Subordinated Debt.

Section 7.13 Bulk Purchase. Purchase more than $400,000 in Receivables in any transaction.

ARTICLE 8

EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default under this Agreement:

Section 8.1 Failure to Make Payments. The failure of Borrowers to make any payment of principal when due or any interest under the Note or this Agreement or any other payment hereunder or in respect of any other Obligation within five days of the date when due.

Section 8.2 Information, Representations and Warranties. Any financial statement, written information furnished or representation or warranty, certificate, document or instrument made or given by any Borrower herein or furnished in connection herewith shall be false, misleading or incorrect in any material respect.

Section 8.3 Covenants. (a) Except as specifically set forth in Section 8.3(b), the failure of any Borrower to observe, perform or comply with any covenants in this Agreement which failure continues for a period of 30 consecutive days or (b) the failure of any Borrower to observe, perform or comply with Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.6, Section 6.10, Section 6.11, Section 6.12, Section 6.13, Section 6.14 or any covenant contained in Article 7.

Section 8.4 Collateral. At any time after the grant to WFPC of a security interest in or Lien upon any Collateral, WFPC’s interest in any material portion therein shall for any reason cease to be a valid and subsisting first priority Lien in favor of WFPC and/or a valid and perfected first priority security interest in and to the Collateral purported to be covered thereby having the priority set forth therein.

Section 8.5 Defaults Under Other Agreements. (a) The occurrence of any event of default under the Subordinated Debt which would permit the holder of the Subordinated Debt to accelerate the maturity thereof (provided that no Event of Default shall exist hereunder if any such acceleration is rescinded) or (b) any default in the payment by any Borrower of any amounts due under any agreement evidencing Debt with a principal amount outstanding in excess of $250,000 or any other default under any such agreement which would permit the holder of the Debt evidenced thereby to accelerate the maturity thereof (provided that no Event of Default shall exist hereunder if any such acceleration is rescinded).

Section 8.6 Certain Events. The occurrence of any of the following with respect to any Borrower or any Guarantor:

(a) Voluntary Proceedings. It shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due as defined in the United States Bankruptcy Code, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing.

(b) Involuntary Proceeding. A proceeding or case shall be commenced against it without its application or consent in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of it, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for it or of all or any substantial part of its assets, or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed or unstayed and in effect, for a period of 30 days, or an order for relief against it shall be entered in an involuntary case under the Bankruptcy Code.

(c) Reportable and Other Events. (i) The occurrence of any Reportable Event which either WFPC determines in good faith constitutes ground for the termination of any Plan by the Pension Benefit Guaranty Corporation (“PBGC”) or for the appointment by the United States District Court of a trustee to administer any Plan; (ii) the institution by the PBGC of proceedings to terminate any Plan; or (iii) the failure of any Borrower, any Guarantor or any Subsidiary to meet the minimum funding standards established in Section 412 of the Internal Revenue Code of 1986, as amended.

(d) Change in Ownership or Control. Any Borrower shall be owned or controlled directly or indirectly by any Person other than the shareholders that own or control such Borrower as of the date of this Agreement.

(e) Conversion. The Chapter 11 Case shall be converted to a case under Chapter 7 of the Bankruptcy Code.

(f) Order. An order shall be entered revoking, reversing, staying, vacating, rescinding, modifying, supplementing, reconsidering or amending the Implementation Order, other than an order modifying, supplementing or amending the Implementation Order in an immaterial way.

(g) Reorganization Plan. A default occurs under the Reorganization Plan, or any Borrower or any Debtor Affiliate fails to pay any allowed claim(s) under the Reorganization Plan aggregating in excess of $30,000 as and when due under the Reorganization Plan.

(h) Application. Any application for an order described in clause (g) above shall be made and, if made by a Person other than a Borrower, such application is not being diligently contested by Borrowers in good faith.

Section 8.7 Possession of Collateral. A judgment creditor of any Borrower shall take possession or file proceedings to attempt to take possession of any of the Collateral valued in excess of $10,000 (other than Collateral covered by a Permitted Lien) by any means including without limitation, by levy, distraint, replevin, self-help, seizure or attachment.

Section 8.8 Guarantor. Any Guarantor shall repudiate, purport to revoke or fail to perform any of such Guarantor’s obligations under such Guarantor’s Guaranty in favor of the WFPC.

Section 8.9 Credit Documents. An event of default (however defined) shall occur under any Credit Document or under any other security agreement, guaranty, mortgage, deed of trust, assignment or other instrument or agreement securing or supporting any obligation of any Borrower under this Agreement or under the Note.

Section 8.10 Material Adverse Change. A material adverse change in the business, operations, property (including the Collateral), or financial condition of Borrowers taken as a whole shall occur.

Section 8.11 Management. (a) Either Roy Little or James Cantley fail to continue to serve as President and Chief Financial Officer of SMC, respectively, unless a replacement reasonably acceptable to WFPC is appointed in such official capacity within 30 days of such failure; or (b) either (1) the Finley Group or any successor firm approved by WFPC or (2) Robert Dunn as Chief Restructuring Officer or any successor chief restructuring officer approved by WFPC, ceases, for any reason, to be actively engaged in the management of Borrowers.

Section 8.12 Southern Financial Management, Inc. Southern Financial Management, Inc. obtains any assets or is utilized in the business.

Section 8.13 Covington Credit of Louisiana, Inc. Covington Credit of Louisiana, Inc. obtains any assets or is utilized in the business.

ARTICLE 9

REMEDIES OF WFPC AND WAIVER

Section 9.1 WFPC’s Remedies. Immediately upon the occurrence of any Event of Default specified in this Agreement, the obligation of WFPC to make Advances may be terminated by WFPC in its sole discretion and WFPC shall terminate and WFPC may declare the Loan made pursuant to this Agreement and any other Obligation, together with all accrued interest, immediately due and payable without presentment, notice of dishonor, protest or further notice of any kind, all of which Borrowers hereby expressly waive. Upon such occurrence and/or declaration, WFPC shall have, in addition to the rights and remedies given to it by the Note and this Agreement and the other Credit Documents, all the rights and remedies of a secured party as provided in the Iowa Uniform Commercial Code (regardless of whether such Code has been adopted in the jurisdiction where such rights and remedies are asserted) and without limiting the generality of the foregoing, and without demand of performance and without other notice (except as specifically required by the Note or this Agreement or the documents executed in connection herewith) or demand whatever to Borrowers all of which are hereby expressly waived, WFPC may, in addition to all the rights conferred upon it by law, exercise one or more of the following rights successively or concurrently: (a) to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Borrowers hereby expressly waive), (b) to lawfully dispose of the whole or any part of the Receivables or any Collateral, or any other Property, instrument or document pledged as security for any Obligation at public or private sale, without advertisement or demand upon Borrowers, or upon any obligor of Receivables, the Collateral, or any other security, the same being hereby waived, except to the extent otherwise required by law, with the right on the part of WFPC or their respective nominees to become the purchaser thereof as provided by law absolutely freed and discharged from any equity of redemption, and all trusts and other claims whatsoever; (c) after deduction of all reasonable legal and other costs and expenses permitted by law, including attorneys’ fees, to apply the Collateral or all or any portion of proceeds thereof on account of, or to hold as a reserve against, all Obligations; and (d) to exercise any other rights and remedies available to it by law or agreement. Any remainder of the proceeds after indefeasible satisfaction in full of the Obligations (other than contingent obligations for which no claim has been made) shall be distributed as required by applicable law. Notice of any sale or disposition of Collateral shall be given to Borrowers at least 10 Business Days before any intended public sale or the time after which any intended private sale or other disposition of the Collateral is to be made, which Borrowers agree shall be reasonable notice of such sale or other disposition. Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 8.6(a), (b) or (e) hereof, the Loan made pursuant to this Agreement and all other Obligations, together with all accrued interest, shall be immediately due and payable in full without presentment, demand, or protest or notice of any kind, all of which Borrowers hereby expressly waive.

Section 9.2 Waiver and Release by Borrowers. To the extent permitted by applicable law, each Borrower: (a) waives (i) presentment and protest of the Note and this Agreement or any Receivables held by WFPC on which any Borrower is any way liable and (ii) notice and opportunity to be heard, after acceleration in the manner provided in Article 9 of this Agreement, before exercise by WFPC of the remedies of self-help or set-off permitted by law or by any agreement with any Borrower, and except where required hereby or by law, notice of any other action taken by WFPC; and (b) releases WFPC and its respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of WFPC or its respective officers, attorneys, agents and employees, except willful misconduct or gross negligence.

Section 9.3 No Waiver. Neither the failure nor any delay on the part of WFPC to exercise any right, power or privilege under the Note or this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other further exercise of any right, power or privilege.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Indemnification and Release Provisions. Each Borrower hereby agrees to defend WFPC and its directors, officers, agents, employees and attorneys from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interests, judgments, costs, or expenses, including without limitation fees and disbursements of attorneys, incurred by any of them arising out of or in connection with or by reason of this Agreement, the making of the Loan or any Collateral, or any other Credit Document, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Consumer Finance Laws or Environmental Control Statute or the application of any such statute to Borrower’s properties or assets unless determined by a court of competent jurisdiction to have been caused by the gross negligence or willful conduct WFPC. Each Borrower hereby releases WFPC and its respective directors, officers, agents, employees and attorneys from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them, other than such loss, damage cost or expense which has been determined by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of WFPC. All obligations provided for in this Section 10.1 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

Section 10.2 Amendments. Unless otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement nor consent to any departure by Borrowers therefrom shall in any event be effective unless the same shall be in writing and signed by WFPC.

Section 10.3 APPLICABLE LAW. THIS AGREEMENT AND ALL DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF IOWA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA

Section 10.4 Notices. All communications provided for hereunder shall be in writing and shall be deemed to have been delivered, if delivered in person, or sent by certified mail, postage pre-paid, return receipt requested, by reliable overnight courier or by facsimile, as follows:

If to WFPC:

WELLS FARGO PREFERRED CAPITAL, INC.
800 Walnut Street
MAC F4030-069
Des Moines, Iowa 50309
Attn: Mr. Michael Bohn
Facsimile: (515) 557-8215

With a copy to:

BLANK ROME LLP
One Logan Square
Philadelphia, Pennsylvania 19103
Attn: Kevin J. Baum, Esquire
Facsimile: (215) 832-5612

If to Borrowers:

SOUTHERN MANAGEMENT CORPORATION
101 N. Main St. Suite 400
Greenville, SC 29601
Attn: Mr. James C. Cantley, Chief Financial Officer
Facsimile: (864) 235-3512

With a copy to:

THE FINLEY GROUP
6100 Fairview Road
Suite 1220
Charlotte, NC 28210
Attn: Mr. Robert R. Dunn
Facsimile: (704) 342-0879

NELSON MULLINS
Meridian, 17th Floor

1320 Main Street
Columbia, South Carolina 29201
Attn: Gus M. Dixon, Esquire
Facsimile: (803) 255-5160

or to such other address as any party shall specify to the other party in writing in accordance with this Section 10.4.

Section 10.5 Termination and Release. This Agreement shall not terminate until all amounts due under the Note, this Agreement and any other Credit Document and other Obligations (other than contingent obligations for which no claim has been made) , together with all interest and costs due, shall have been paid in full and the Commitment has expired or otherwise has been terminated. Upon such termination and payment, the Collateral securing the Loan, the Note, this Agreement and the other Obligations shall be released from the provisions of this Agreement and any right, title and interest of WFPC in or to the same shall cease. Thereafter, WFPC agrees to deliver to Borrowers such documents as Borrowers may reasonably request to release of record any security interest or lien of WFPC in the Collateral.

Section 10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Signature by facsimile shall bind the parties hereto.

Section 10.7 Costs, Expenses and Taxes. Borrowers agree to pay immediately upon demand therefor, all documented and reasonable out-of-pocket expenses and reasonable legal fees of WFPC related to the preparation, negotiation, documentation, execution, filing or delivery of this Agreement or any other Credit Document and any and all waivers, amendments or modifications of any of the Credit Documents or any of the terms and provisions thereof, and, following any Default or Event of Default hereunder, any and all audits and required inspections permitted under this Agreement or any other Credit Document. Borrowers shall also pay immediately upon demand therefor all fees (including without limitation, reasonable legal fees), costs and other expenses incurred in connection with the monitoring of the Chapter 11 Case and collection of the Loan, the maintenance or preservation of the security interest in the Collateral, the sale, disposition or other realization on the Collateral, or the enforcement of WFPC’s rights hereunder or under any Credit Document. In addition, Borrowers shall also pay any and all stamp and other taxes or filing fees payable or determined to be payable in connection with the execution and delivery of the Note and this Agreement, the Collateral and other documents to be delivered hereunder, and agrees to save WFPC harmless from and against any and all liabilities with respect to or resulting from any delay in payment or omission to pay such taxes. Notwithstanding anything to the contrary contained herein, WFPC agrees to return Borrowers any portion of the $75,000 good faith deposit paid to WFPC in connection herewith after payment of any and all reasonable legal fees and reasonable and documented out-of-pocket expenses of WFPC in connection with the initial closing hereunder related to the preparation, negotiation, documentation, execution, filing or delivery of this Agreement or any other Credit Document.

Section 10.8 Successors and Assigns. This Agreement shall bind and inure to the benefit of each signatory, its successors and permitted assigns. This Agreement shall be assignable as follows:

(a) Borrowers. Borrowers shall not have the right to assign their obligations and duties under this Agreement or any other Credit Documents or any interest therein except with the prior written consent of WFPC.

(b) WFPC Participants. WFPC may sell participations (without the consent of Borrowers) to one or more parties in or to all or a portion of its rights and obligations under this Agreement.

(c) WFPC Assignments. WFPC may, with the consent of Borrowers (such consent not to be unreasonably withheld, delayed or conditioned) assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the other Credit Documents; provided no such consent shall be required if (i) an Event of Default is outstanding, (ii) the assignment is to a Subsidiary or an Affiliate of WFPC or (iii) the assignment is in connection with the sale of WFPC or all or substantially all of the loan portfolio of WFPC.

Section 10.9 Effectiveness of Agreement. Anything to the contrary in this Agreement notwithstanding, the provisions hereof shall not be effective (the “Effective Date”) until this Agreement is: (a) duly executed, and delivered by authorized officers of Borrowers to WFPC; and (b) duly signed by an authorized officer of WFPC.

Section 10.10 JURISDICTION AND VENUE. IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN POLK COUNTY, IOWA AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY. BORROWERS AGREE THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWERS.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR WFPC TO ENTER INTO THIS AGREEMENT.

Section 10.12 REVIEW BY COUNSEL. BORROWERS ACKNOWLEDGE THAT THEY HAVE HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTIONS 10.9 AND 10.10 HEREOF, AND FURTHER ACKNOWLEDGE THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURISDICTION AND VENUE OBJECTION AND JURY TRIAL HAVE BEEN FULLY EXPLAINED TO BORROWERS BY THEIR COUNSEL.

Section 10.13 Exchanging Information. WFPC shall hold all non-public information regarding Borrowers and their businesses in confidence provided, it may make (i) disclosures of such information to Affiliates of WFPC and to their directors, officers, employees, agents and advisors on a need to know basis in connection with its administration of this Agreement and subject to this confidentiality obligation and (ii) disclosure of information which (A) becomes publicly available other than as a result of a breach of this Section 10.14 or (B) becomes available to WFPC on a non-confidential basis from a source other than Borrowers or their Affiliates, and (vi) disclosures required or requested by any governmental agency or representative thereof or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, WFPC shall make reasonable efforts to notify Borrower Agent of any request by any governmental agency or representative thereof for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, WFPC, Wells Fargo Financial, Inc. and all direct and indirect subsidiaries of Wells Fargo Financial, Inc. (including, without limitation, Wells Fargo Financial Information Services, Inc.) may to the extent consistent with the ordinary course of their business and current business practices, exchange and share any and all information developed by them regarding Borrowers with each other and with WFPC’s prospective participants, participants, accountants, lawyers and other advisors provided, however, that at no time shall any such Person use any of such information to solicit the customers of Borrowers for similar types of loan products offered by Borrowers.

Section 10.14 Acknowledgment of Receipt. Each Borrower acknowledges receipt of a copy of this Agreement, the Note, each Credit Document and each other document and agreement executed by Borrowers in connection with the Agreement or the Obligations.

ARTICLE 11

INTER-BORROWER PROVISIONS

Section 11.1 Certain Borrower Acknowledgments and Agreements.

(a) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive this credit facility on favorable terms granted by this Agreement and other Credit Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure this credit facility which each Borrower may utilize directly and which receive the credit support of the other Borrowers as contemplated by this Agreement and the other Credit Documents.

(b) WFPC has advised Borrowers that it is unwilling to enter into this Agreement and the other Credit Documents and make available this credit facility extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Credit Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce WFPC to extend credit pursuant to this Agreement and the other Credit Documents executed in connection herewith (i) because of the desirability to each Borrower of this credit facility, the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c) Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Credit Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section 11.1) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section 11.1) is reasonably equivalent to the obligations undertaken pursuant hereto.

(d) Borrower Agent (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section 11. Borrower Agent shall make copies of such records available to WFPC, upon request.

Section 11.2 Maximum Amount of Joint and Several Liability. To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Credit Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the other Credit Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Loan Credit shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 11.2 were not a part of this Agreement.

Section 11.3 Authorization of Borrower Agent by Borrowers:

(a) Each Borrower hereby irrevocably authorizes Borrower Agent to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of such Borrower under and with respect to any Credit Document and each Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and WFPC may rely on any notice, request, information supplied by Borrower Agent, every document executed by Borrower Agent in respect of Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

(b) Borrowers acknowledge that the credit facility provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from all Advances hereunder. Subject only to the terms of Section 11.2, each of Borrower, shall be jointly and severally liable for all Obligations, regardless of, inter alia, which Borrower requested (or received the proceeds of) a particular Advance.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

Dated the date and year first set forth above

BORROWERS:		SOUTHERN MANAGEMENT CORPORATION
SOUTHERN FINANCE OF TENNESSEE, INC.
COVINGTON CREDIT OF TEXAS, INC.
COVINGTON CREDIT, INC.
COVINGTON CREDIT OF ALABAMA, INC.
COVINGTON CREDIT OF GEORGIA, INC.
SOUTHERN FINANCE OF SOUTH CAROLINA, INC.
QUICK CREDIT CORPORATION
THAXTON INVESTMENT CORPORATION

	By:	/s/ Robert R. Dunn
Robert R. Dunn, Chief Executive Officer

WFPC:	WELLS FARGO PREFERRED CAPITAL, INC.

	By:	/s/ Casey P. Johnson
	Name:	Casey P. Johnson
	Title:	Senior Vice President

EXHIBITS AND SCHEDULE

Schedule/Exhibit
Schedule I:	Borrowers

Schedule II:	Debtor Affiliates

Exhibit A:	Form of Request for Advance

Exhibit B:	Form of Availability Statement

Exhibit C:	Form of Custodian Agreement

Exhibit D:	Form of Guaranty

Exhibit E:	Form of Promissory Note

Exhibit F:	Form of Schedule of Receivables and Assignment

Exhibit G:	Form of Subordination Agreement

Exhibit H:	Disclosure Pursuant to Representations and Warranties

Exhibit I:	Locations and Names of Borrowers

Exhibit J:	Form of Annual Compliance Certificate

Exhibit K:	Form of Acknowledgment and Waiver Agreement

Exhibit L:	Implementation Order

Exhibit M:	Chart of UCC-1 Financing Statements and Locations for Filings

SCHEDULE I

Southern Management Corporation
Southern Finance of Tennessee, Inc.
Covington Credit of Texas, Inc.
Covington Credit, Inc.
Covington Credit of Alabama, Inc.
Covington Credit of Georgia, Inc.
Southern Finance of South Carolina, Inc.
Quick Credit Corporation
Thaxton Investment Corporation